Exhibit 10.39

3 April 2007

Dale Elliott

305 Weatherford Court

Lake Bluff, IL 60044

Dear Dale,

This letter will serve as an addendum to your February 5th, 2007 letter regarding the Leadership Sale Incentive (LSI) program. All terms and conditions of that letter remain in effect.

As outlined in that letter, the LSI award will be tied to the sale of the B&K business. The award will be earned only upon the closing of the sale of the B&K business (the “LSI Trigger Event”). You will be eligible to receive your target award if the business is sold at the $1,200,000,000 price established by the Company as the “Target Price.”

If a portion of the business is sold independently, prior to the sale of the entire Global B&K business, the sale price received for that portion will be added to the proceeds received for the remainder of the business in determining whether the Target Price has been reached or exceeded.

In the event that less than the entire Global B&K business is sold, the Management Development & Compensation Committee of the Board of Directors (“the MDC”) will determine whether any award is payable.

Regards,

Lawrence B. Costello
Senior Vice President, Human Resources

Dale F. Elliott
Print Name

/s/ Dale F. Elliott
Signature

April 5, 2007
Date